Exhibit 10.1

AMENDMENT NUMBER ONE TO THE

EXCO RESOURCES, INC. AMENDED AND RESTATED

2005 LONG-TERM INCENTIVE PLAN

This AMENDMENT NUMBER ONE TO THE EXCO RESOURCES, INC. AMENDED AND RESTATED 2005 LONG-TERM INCENTIVE PLAN (this “Amendment”), dated as of March 4, 2009, is made and entered into by EXCO Resources, Inc., a Texas corporation (the “Company”). Terms used in this Amendment with initial capital letters that are not otherwise defined herein shall have the meanings ascribed to such terms in the EXCO Resources, Inc. Amended and Restated 2005 Long-Term Incentive Plan (the “Plan”).

RECITALS

WHEREAS, Article 9 of the Plan provides that the Board of Directors of the Company (the “Board”) may amend the Plan at any time;

WHEREAS, the Board desires to amend the Plan, subject to shareholder approval, to increase the aggregate number of shares of Common Stock that may be issued or transferred under the Plan set forth in Article 5 of the Plan, and incorporate a fungible share design whereby each share of Common Stock subject to a Full Value Award counts as 1.17 shares of Common Stock against the number of shares of Common Stock reserved for issuance under the Plan; and

WHEREAS, the Board submitted the proposal to amend the Plan to the Company’s shareholders at the 2009 Annual Meeting of Shareholders.

NOW, THEREFORE, in accordance with Article 9 of the Plan, the Company hereby amends the Plan as follows:

1. Section 5.1 of the Plan is hereby amended effective March 4, 2009, by deleting said section in its entirety and substituting in lieu thereof the following new Section 5.1:

5.1 Number Available for Awards.

(a) In General. Subject to adjustment as provided in Articles 11 and 12, the maximum number of shares of Common Stock that may be delivered pursuant to Awards granted under the Plan is twenty three million (23,000,000) shares, all of which may delivered pursuant to Incentive Stock Options. Shares to be issued may be made available from authorized but unissued Common Stock, Common Stock held by the Company in its treasury, or Common Stock purchased by the Company on the open market or otherwise. During the term of this Plan, the Company will at all times reserve and keep available the number of shares of Common Stock that shall be sufficient to satisfy the requirements of this Plan.

(b) Exempt Shares. No more than ten percent (10%) of the shares of Common Stock that may be delivered pursuant to Awards under Section 5.1(a) may be shares designated as “Exempt Shares.”

(c) Full Value Awards. The aggregate number of shares of Common Stock available for issuance under the Plan shall be reduced by one and seventeen hundredth (1.17) shares of Common Stock for each share of Common

Stock delivered in settlement of any Full Value Award. If any shares of Common Stock acquired pursuant to a Full Value Award shall be forfeited, shall expire or be canceled, and would otherwise return to the Plan pursuant to Section 5.2, the number of shares of Common Stock that shall be available for the grant of an Award pursuant to the Plan shall be increased by one and seventeen hundredth (1.17) shares of Common Stock for each share of Common Stock subject to such Full Value Award at the time such Full Value Award, in full or in part, is forfeited, expired or canceled.

2. Section 5.2 of the Plan is hereby amended by deleting said section in its entirety and substituting in lieu thereof the following new Section 5.2:

5.2 Reuse of Shares. Except as otherwise provided in Section 5.1(c), to the extent that any Award under this Plan shall be forfeited, expire or be canceled, in whole or in part, then the number of shares of Common Stock covered by the Award or stock option so forfeited, expired or canceled may again be awarded pursuant to the provisions of this Plan. Shares of Common Stock subject to an Award under the Plan may not again be made available for issuance under the Plan and shall reduce the number of shares available for future issuances under the Plan if such shares of Common Stock are (i) shares of Common Stock that were subject to a Stock Option or a stock-settled SAR and were not issued upon the net settlement or net exercise of such Stock Option or SAR; or (ii) shares of Common Stock delivered or withheld by the Company to pay the exercise price or the withholding tax obligations associated with Stock Options or SARs. Awards that may be satisfied either by the issuance of shares of Common Stock or by cash or other consideration shall be counted against the maximum number of shares of Common Stock that may be issued under this Plan only during the period that the Award is outstanding or to the extent the Award is ultimately satisfied by the issuance of shares of Common Stock. Except as otherwise provided herein, Awards will not reduce the number of shares of Common Stock that may be issued pursuant to this Plan if the settlement of the Award will not require the issuance of shares of Common Stock, as, for example, a SAR that can be satisfied only by the payment of cash. Notwithstanding any provisions of the Plan to the contrary, only shares forfeited back to the Company or canceled on account of termination, expiration or lapse of an Award shall again be available for grant of Incentive Stock Options under the Plan, but shall not increase the maximum number of shares described in Section 5.1 above as the maximum number of shares of Common Stock that may be delivered pursuant to Incentive Stock Options.

3. Except as expressly amended by this Amendment, the Plan shall continue in full force and effect in accordance with the provisions thereof.

[Signature page to follow]

IN WITNESS WHEREOF, the Company has caused this Amendment to be duly executed as of the date first written above.

EXCO RESOURCES, INC.

By:	/s/ Douglas H. Miller
Name:	Douglas H. Miller
Title:	Chairman and Chief Executive Officer

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